UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2014

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On December 11, 2014, the Board of Directors of CBS Corporation (the “Company”) approved certain amendments to the Company’s Amended and Restated Bylaws. The amendments are summarized below:

•	Article II: Meetings of Stockholders. This Article has been revised to provide that the Board may set different record dates for notice of a stockholder meeting and the ability to vote at that meeting. In addition, the Article was amended to clarify the circumstances in which meetings of the Company’s stockholders may be adjourned or postponed and the persons authorized to adjourn or postpone such meetings.

•	Article III: Meetings of the Board of Directors and Article IV: Notices. The changes to these sections update the notice requirements for special Board meetings.

•	Article VI: Fixing Record Date. This Article has been revised to reflect the distinct requirements for setting a record date for stockholders entitled to: (i) receive notice of, and to vote at, a stockholders’ meeting, (ii) consent to corporate action without a meeting and (iii) receive payment of any dividend or other distribution.

•	Article VIII: Forum For Adjudication of Disputes. A new Article VIII has been added to provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if it does not have jurisdiction, another state or federal court located within the State of Delaware) will be the exclusive forum for derivative suits and certain other actions, including any action asserting a claim against the Company or any director, officer, employee or agent of the Company arising pursuant to any provision of the Delaware General Corporation Law.

The amendments also include certain non-substantive changes to conform to current provisions of Delaware law.

The Amended and Restated Bylaws are effective as of December 11, 2014. A copy of the Amended and Restated Bylaws is filed herewith as Exhibit 3(b) and is incorporated by reference herein in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following Exhibit is filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

3(b)	Amended and Restated Bylaws of CBS Corporation, effective December 11, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

By:	/s/ Lawrence P. Tu
	Name:	Lawrence P. Tu
	Title:	Senior Executive Vice President and Chief Legal Officer

Date: December 17, 2014

Exhibit Index

Exhibit Number	Description of Exhibit

3(b)	Amended and Restated Bylaws of CBS Corporation, effective December 11, 2014